SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 2, 2003

                    LAKELAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	33-27312	22-2953275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 Oak Ridge Road, Oak Ridge, New Jersey	07438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number,
including area code: (973) 697-2000

Item 5	Other Events and Regulation FD Disclosure

Background (as previously disclosed)

As described in filings that Lakeland Bancorp, Inc. (“Lakeland”) has made with the SEC, Lakeland has various claims relating to portfolios of predominantly commercial leases that Lakeland purchased from Commercial Money Center, Inc. (“CMC”). CMC obtained surety bonds from three surety companies to guarantee each lessee’s performance. Relying on these surety bonds, Lakeland and other investors purchased the leases and CMC’s right to payment under the various surety bonds. CMC or a related entity, Commercial Servicing Corp. (“CSC”), continued to act as sub-servicer and, as such, was required to collect and forward payments to Lakeland on a monthly basis.

CMC or CSC failed to forward to Lakeland the required amounts due since late December 2001, and, accordingly, Lakeland demanded payment from the three surety companies in January 2002. While some additional payments were made to Lakeland during 2002, each of the three surety companies advised Lakeland at various dates during 2002 that no further payments would be made. Each surety company also reserved its rights to seek recoupment of the payments it had made.

Ultimately, Lakeland filed separate suits against the three surety companies seeking to enforce Lakeland’s rights under the various surety bonds. The complaints allege that each of the surety companies is liable for the payments due to Lakeland under the leases for which each surety company issued bonds and may not assert fraud as a defense to paying any claim under the bonds. Complaints were filed by the surety companies against Lakeland and other parties, alleging, among other things, that CMC fraudulently induced the surety companies to issue the surety bonds, and that the surety bonds are therefore void. Lakeland intends to vigorously defend these cases and believes that it has meritorious defenses to the claims raised by the sureties.

CMC and CSC filed for bankruptcy protection in May and June, 2002, respectively, in the United States Bankruptcy Court for the Southern District of Florida. The Florida Bankruptcy Court ordered that all collections by the servicers and sub-servicers under the leases be paid in escrow to the bankruptcy trustee pending final resolution of rights to those collections. On September 18, 2002, the bankruptcy action was transferred to the United States Bankruptcy Court for the Southern District of California.

On February 5, 2003, Lakeland and the Bankruptcy Trustee entered into a proposed settlement agreement, subject to California Bankruptcy Court approval, that was intended to settle and resolve all of the bankruptcy estate’s claims against Lakeland. On February 19, 2003, the Trustee filed a motion with the California Bankruptcy Court requesting approval of the settlement agreement. A hearing on the Trustee’s motion was initially scheduled for April 2, 2003.

Developments

Lakeland has been advised that prior to April 2, 2003, the Trustee engaged in negotiations with one of the sureties, which produced a competing offer. Although the Trustee was obligated under the terms of the proposed Lakeland settlement to present Lakeland’s agreement to the California Bankruptcy Court for approval, the Trustee also presented the competing offer to the Court and sought to defer any decision regarding Lakeland’s settlement agreement. On April 2, 2003, the California Bankruptcy Court declined to rule on Lakeland’s settlement agreement, establishing instead a schedule for the submission of court papers regarding the competing proposal and an evidentiary hearing to be held on June 4 and June 5, 2003. The competing proposal provides for a payment of $4,583,000 by the surety to the Bankruptcy Trustee and the funding by the surety of up to an additional $500,000, or more in the sole discretion of the surety, in attorneys’ fees for the Trustee to pursue avoidance claims against Lakeland and another bank. The competing proposal also provides that if the Bankruptcy Trustee recovers any amounts on its avoidance claims, the Trustee will first reimburse the surety for all amounts paid to the Trustee and thereafter the Trustee and the surety will share in any recoveries from Lakeland.

Lakeland intends to vigorously assert that its settlement agreement, and not the competing offer negotiated by the surety, should be approved by the California Bankruptcy Court, because it believes that the Lakeland settlement agreement will result in greater economic benefit and recovery to the creditors of the bankruptcy estate than the competing proposal. In addition, Lakeland believes that its settlement agreement will advance public policy in favor of settlements by resolving litigation, whereas the competing proposal, contrary to public policy, will create and perpetuate litigation. Lakeland also believes that the competing proposal is not in the best interests of the creditors. If the California Bankruptcy Court nevertheless approves the competing proposal, Lakeland intends to vigorously defend its interests in any litigation with the Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND BANCORP, INC.

By:	/S/ ROGER BOSMA
Roger Bosma
President and Chief Executive Officer

Dated: April 14, 2003

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